Exhibit 23.3

CONSENT OF ARCHER, CATHRO & ASSOCIATES (1981) LIMITED

We hereby consent to the incorporation by reference of any mineralized material and other analyses performed by us in our capacity as an independent consultant to Silver Bull Resources, Inc. (the “Company”), which are set forth in the Company’s Current Report on Form 8-K filed with the Securities and Exchange Commission on November 1, 2018, in this Registration Statement on Form S-1, or in any amendment, prospectus or supplement thereto.  We also consent to the reference to us under the heading “Experts” in such Registration Statement or in any amendment, prospectus or supplement thereto.

ARCHER, CATHRO & ASSOCIATES (1981) LIMITED

Date: November 6, 2018	By:	/s/ Matthew Dumala
Name: Matthew Dumala, P.Eng.
Title: Partner and Senior Engineer